Exhibit 99.1

Stepan Reports Second Quarter 2025 Results

Northbrook, Illinois, July 30, 2025 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter 2025 Highlights

•
Reported net income was $11.3 million, up 19% versus the prior year. Adjusted net income(1) was $12.0 million, up 27% versus the prior year, driven by earnings growth within Polymers, our Crop Productivity business and a lower effective tax rate.
•
EBITDA(2) was $50.6 million and Adjusted EBITDA(2) was $51.4 million, up 6% and 8% respectively, year-over-year.
•
Global sales volume was up 1% year-over-year.
•
Cash from Operations was $11.2 million during the quarter. Free cash flow(3) for the quarter was a negative $14.4 million, primarily due to increased working capital needs to support business growth, build inventory ahead of anticipated tariffs, and maintain safety stock in preparation for the hurricane season and a new collective bargaining agreement at our Millsdale site.
•
Pre-tax earnings were negatively impacted by $6.1 million primarily due to start-up costs associated with our new alkoxylation site in Pasadena, Texas, and an environmental remediation reserve adjustment at our Millsdale site.

First Half 2025 Highlights

•
Reported net income was $31.1 million, up 33% versus the prior year. Adjusted net income(1) was $31.3 million, up 30% versus the prior year.
•
EBITDA(2) was $108.6 million and Adjusted EBITDA(2) was $108.9 million, up 11% and 10% respectively, year-over-year.
•
Global sales volume was up 2% year-over-year.

“Quarterly earnings were up double digits driven by improved Polymer and Crop Productivity results as well as a lower effective tax rate. Polymer volume was up 7% as the North American Rigid, European Rigid and Phthalic Anhydride businesses all delivered volume growth. Within Surfactants, we also continued to experience double digit volume growth within the Agricultural and Oilfield end markets. This growth was offset by lower demand within the global commodity Consumer Products end markets," said Luis E. Rojo, President and Chief Executive Officer. "Second quarter adjusted EBITDA grew 8% and adjusted EBITDA is up 10% for the first half despite higher start-up expenses at our Pasadena site, the negative one-time events and a significant run up in Oleochemical raw material costs that we are planning to recover during the second half of the year. We remain encouraged by the growth within several of our key strategic end markets and we believe in our ability to recover raw material inflation gradually. Free cash flow was negative primarily due to inventory builds. As previously communicated, our new alkoxylation site in Pasadena, Texas is now operational and will provide benefits in the second half of the year and going forward."

Financial Summary

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net Sales	$594,689	$556,405	7%	$1,187,944	$1,107,823	7%
Operating Income	$17,965	$18,667	(4)%	$46,253	$38,836	19%
Net Income	$11,341	$9,521	19%	$31,052	$23,414	33%
Earnings per Diluted Share	$0.50	$0.42	19%	$1.36	$1.02	33%

Adjusted Net Income *	$11,952	$9,396	27%	$31,262	$24,052	30%
Adjusted Earnings per Diluted Share *	$0.52	$0.41	27%	$1.37	$1.05	30%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Percentage Change in Net Sales

Net sales in the second quarter of 2025 increased 7% year-over-year. This increase was primarily driven by higher selling prices that were mainly attributable to the pass-through of higher raw material costs and more favorable product mix.

	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Volume	1%	2%
Selling Price & Mix	6%	7%
Foreign Translation	(—)%	(2)%
Total	7%	7%

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net Sales
Surfactants	$411,456	$379,795	8%	$841,793	$770,615	9%
Polymers	$162,751	$159,757	2%	$308,867	$305,265	1%
Specialty Products	$20,482	$16,853	22%	$37,284	$31,943	17%
Total Net Sales	$594,689	$556,405	7%	$1,187,944	$1,107,823	7%

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands, all amounts pre-tax)	2025	2024	% Change	2025	2024	% Change
Operating Income
Surfactants	$13,367	$17,062	(22)%	$42,297	$43,142	(2)%
Polymers	$17,159	$13,597	26%	$25,177	$21,979	15%
Specialty Products	$5,258	$7,319	(28)%	$10,766	$11,587	(7)%
Total Segment Operating Income	$35,784	$37,978	(6)%	$78,240	$76,708	2%
Corporate Expenses	$(17,819)	$(19,311)	(8)%	$(31,987)	$(37,872)	(16)%
Consolidated Operating Income	$17,965	$18,667	(4)%	$46,253	$38,836	19%

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	2025	2024	% Change	2025	2024	% Change
EBITDA	$50.6	$47.9	6%	$108.6	$98.0	11%

Adjusted EBITDA
Surfactants	$34.5	$35.0	(1)%	$82.9	$78.6	5%
Polymers	$25.6	$21.8	17%	$41.6	$38.2	9%
Specialty Products	$6.7	$8.8	(24)%	$13.7	$14.6	(6)%
Unallocated Corporate	$(15.4)	$(17.9)	(14)%	$(29.3)	$(32.5)	(10)%
Consolidated Adjusted EBITDA	$51.4	$47.7	8%	$108.9	$98.9	10%

Consolidated adjusted EBITDA(2) increased $3.7 million, or 8%, in the quarter. This increase was primarily driven by Polymer sales volume growth of 7% and the non-recurrence of expenses associated with the external criminal social engineering fraud event in 2024. Surfactant adjusted EBITDA was down slightly due to a 1% decline in sales volume.

•
Surfactant net sales were $411.5 million for the quarter, an 8% increase versus the prior year. Selling prices were up 11% primarily due to improved product and customer mix and the pass through of higher raw material costs. Sales volume declined 1% year-over-year primarily due to lower demand within the commodity Laundry and Cleaning end markets that was largely offset by double digit growth within the Agricultural and Oilfield end markets. Foreign currency translation negatively impacted net sales by 2%. Surfactant adjusted EBITDA(2) for the quarter decreased $0.5 million, or 1%, versus the prior year. This decrease was primarily due to higher expenses associated with the start-up of our new alkoxylation facility in Pasadena, Texas, a Millsdale-related remediation reserve adjustment and an EPA penalty recognized in the second quarter of 2025. Excluding these items, adjusted EBITDA was up double digits. Current year adjusted EBITDA was also negatively impacted by higher Oleochemical raw material costs that we intend to recover via pricing in the second half of the year.
•
Polymer net sales were $162.8 million for the quarter, a 2% increase versus the prior year. Selling prices decreased 7%, primarily due to the pass-through of lower raw material costs and competitive pressures. Sales volume increased 7% in the quarter. North American Rigid, European Rigid and commodity Phthalic Anhydride sales volume was up year-over-year. Foreign currency translation positively impacted net sales by 2% during the quarter. Polymer adjusted EBITDA(2)

increased $3.8 million, or 17%, versus the prior year primarily due to the 7% sales volume growth.
•
Specialty Product net sales were $20.5 million for the quarter, a 22% increase versus the prior year, primarily due to higher sales volume. Specialty Product adjusted EBITDA(2) decreased $2.1 million, or 24%. The decrease in adjusted EBITDA(2) was primarily due to order timing fluctuations within the pharmaceutical business, as orders were moved from the second quarter to the second half of the year.

Income Taxes

The Company's effective tax rate was 19.2% in the first half of 2025 versus 36.1% in the first half of 2024. This decrease was primarily attributable to a favorable tax audit settlement in 2025 combined with the non-recurrence of an unfavorable GILTI-related event in the first half of 2024. These items were partially offset by the expected tax impact of certain cash repatriations to the United States.

Outlook

“Looking forward, we remain focused on accelerating our business strategies through enhanced operational excellence, improved product and customer mix and accelerated free cash flow generation. We believe our Surfactant business will experience continued growth in our key strategic end markets and that Polymer demand will continue improving as we get more market certainty and we execute our innovation and growth plans. Our Pasadena facility is now operational, and as we have previously communicated, this will enable us to deliver volume growth in our alkoxylation product line and Supply Chain savings during the second half of the year," said Luis E. Rojo, President and Chief Executive Officer. "We remain on track to close our asset sale in the Philippines during the fourth quarter and we will continue looking for opportunities to optimize our global footprint and asset base. Despite all the current market uncertainties, including the impact of tariffs, we remain optimistic that we will deliver full year Adjusted EBITDA and Adjusted Net Income growth and positive free cash flow in 2025.”

Notes

(1) Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

(2) EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

(3) Free cash flow is a non-GAAP measure and reflects cash generated from operations minus capital expenditures. Cash generated from operations was $11.2 million during the second quarter of 2025 and capital expenditures were $25.6 million.

Conference Call

Stepan Company will host a conference call to discuss its second quarter results at 9:00 a.m. ET (8:00 a.m. CT) on July 30, 2025. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Samuel S. Hinrichsen 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, changes in global trade policies, including tariffs; legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2025 and 2024

(Unaudited – in 000's, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales	$594,689	$556,405	$1,187,944	$1,107,823
Cost of Sales	522,804	486,853	1,040,596	967,990
Gross Profit	71,885	69,552	147,348	139,833
Operating Expenses:
Selling	14,657	11,828	26,765	23,216
Administrative	22,801	24,569	44,215	47,259
Research, Development and Technical Services	14,701	14,093	29,350	28,349
Deferred Compensation Expense (Income)	1,761	395	765	2,173
	53,920	50,885	101,095	100,997

Operating Income	17,965	18,667	46,253	38,836

Other Income (Expense):
Interest, Net	(5,485)	(2,661)	(9,611)	(5,732)
Other, Net	1,306	1,200	1,808	3,562
	(4,179)	(1,461)	(7,803)	(2,170)

Income Before Provision for Income Taxes	13,786	17,206	38,450	36,666
Provision for Income Taxes	2,445	7,685	7,398	13,252
Net Income	11,341	9,521	31,052	23,414
Net Income Per Common Share
Basic	$0.50	$0.42	$1.36	$1.03
Diluted	$0.50	$0.42	$1.36	$1.02
Shares Used to Compute Net Income Per Common Share
Basic	22,865	22,827	22,866	22,825
Diluted	22,879	22,936	22,885	22,942

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Net Income Reported	$11,341	$0.50	$9,521	$0.42	$31,052	$1.36	$23,414	$1.02

Deferred Compensation (Income) Expense	$69	$0.00	$(305)	$(0.01)	$(401)	$(0.02)	$(693)	$(0.03)
Environmental Remediation Expense	$542	$0.02	$180	$-	$611	$0.03	$1,331	$0.06
Adjusted Net Income	$11,952	$0.52	$9,396	$0.41	$31,262	$1.37	$24,052	$1.05

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and financial condition. The Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Management believes that these non-GAAP financial measures provide useful supplemental information because they exclude non-operational items that affect comparability between years. These measures should be considered in addition to, not as substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and may differ from similarly titled measures presented by other companies. The Company's Annual Report on Form 10-K for the year ended December 31, 2024 contains additional information regarding the use of non-GAAP financial measures.

Summary of Second Quarter 2025 Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The second quarter of 2025 reported net income includes $0.1 million of after-tax expense versus $0.3 million of after-tax income in the prior year.

•
Environmental Remediation: The second quarter of 2025 reported net income includes $0.5 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.

Table III

Reconciliation of Pre-Tax to After-Tax Adjustments

Management uses the non-GAAP adjusted net income metric to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. The cumulative tax effect was calculated using the statutory tax rates for the jurisdictions in which the transactions occurred.

	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$92		$(407)		$(534)		$(924)
Environmental Remediation Expense	$722		$240		$814		$1,774
Total Pre-Tax Adjustments	$814		$(167)		$280		$850

Cumulative Tax Effect on Adjustments	$(203)		$42		$(70)		$(212)

After-Tax Adjustments	$611	$0.02	$(125)	$(0.01)	$210	$0.01	$638	$0.03

Table IV

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.1 million of expense versus $0.4 million of income in the prior year. The quarter-end market prices of Company stock and the impact of deferred compensation on specific income statement line items is summarized below:

	2025		2024
	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$54.58	$55.04	$64.70	$77.25	$83.96	$90.04

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Deferred Compensation
Operating Income (Expense)	$(1,761)	$(395)	$(765)	$(2,173)
Other, net – Mutual Fund Gain (Loss)	1,669	802	1,299	3,097
Total Pre-Tax	$(92)	$407	$534	$924
Total After-Tax	$(69)	$305	$401	$693

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. These results are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. The table below presents the impact that foreign currency translation had on select income statement line items.

($ in millions)	Three Months Ended June 30,		Change	Change Due to Foreign Currency Translation	Six Months Ended June 30,		Change	Change Due to Foreign Currency Translation
	2025	2024			2025	2024
Net Sales	$594.7	$556.4	$38.3	$(1.7)	$1,187.9	$1,107.8	$80.1	$(20.2)
Gross Profit	71.9	69.6	$2.3	(0.2)	147.3	139.8	$7.5	(2.8)
Operating Income	18.0	18.7	$(0.7)	(0.2)	46.3	38.8	$7.5	(2.0)
Pretax Income	13.8	17.2	$(3.4)	(0.2)	38.5	36.7	$1.8	(2.1)

Corporate Expenses

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Total Corporate Expenses	$17,819	$19,311	(8)%	$31,987	$37,872	(16)%
Less:
Deferred Compensation (Income) Expense	$1,761	$395	346%	$765	$2,173	(65)%
Environmental Remediation Expense	$722	$240	201%	$814	$1,774	(54)%
Adjusted Corporate Expenses	$15,336	$18,676	(18)%	$30,408	$33,925	(10)%

Adjusted Corporate expenses decreased $3.3 million, or 18% for the quarter. This decrease was primarily due to the non-recurrence of expenses associated with a criminal social engineering scheme in 2024.

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2025 and December 31, 2024

	June 30, 2025	December 31, 2024
ASSETS
Current Assets	$906,106	$810,429
Property, Plant & Equipment, Net	1,212,928	1,198,454
Other Assets	297,096	295,765
Total Assets	$2,416,130	$2,304,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$673,273	$669,034
Deferred Income Taxes	10,385	9,612
Long-term Debt	383,239	332,632
Other Non-current Liabilities	107,520	123,436
Total Stepan Company Stockholders’ Equity	1,241,713	1,169,934
Total Liabilities and Stockholders’ Equity	$2,416,130	$2,304,648

Selected Balance Sheet Information

The Company’s total debt decreased by $1.3 million and cash decreased by $18.6 million versus March 31, 2025. The Company’s net debt level increased $17.3 million versus March 31, 2025 and the net debt ratio remained constant at 31% in the quarter (Net Debt and Net Debt Ratio are non-GAAP measures, reconciliations of which are shown in the table below). Management uses the non-GAAP net debt metric to show a more complete picture of the Company's overall liquidity, financial flexibility and leverage level.

($ in millions)	June 30, 2025	March 31, 2025	December 31, 2024
Net Debt
Total Debt	$658.0	$659.3	$625.4
Cash	88.9	107.5	99.7
Net Debt	$569.1	$551.8	$525.7
Equity	1,241.7	1,200.5	1,169.9
Net Debt + Equity	$1,810.8	$1,752.3	$1,695.6
Net Debt / (Net Debt + Equity)	31%	31%	31%

The major working capital components were:

($ in millions)	June 30, 2025	March 31, 2025	December 31, 2024
Net Receivables	$442.2	$436.5	$388.0
Inventories	329.5	309.3	288.7
Accounts Payable	(281.8)	(298.1)	(258.8)
	$489.9	$447.7	$417.9

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA

Management uses the non-GAAP EBITDA and adjusted EBITDA metrics to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. Refer to the Income Statement on Table I for a bridge between Operating Income and Net Income.

	Three Months Ended June 30, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$13.4	$17.2	$5.2	$(17.8)	$18.0
Depreciation and Amortization	$21.1	$8.4	$1.5	$0.3	$31.3
Other, Net Income	$-	$-	$-	$1.3	$1.3
EBITDA					$50.6
Deferred Compensation	$-	$-	$-	$0.1	$0.1
Environmental Remediation	$-	$-	$-	$0.7	$0.7
Adjusted EBITDA	$34.5	$25.6	$6.7	$(15.4)	$51.4

	Three Months Ended June 30, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$17.1	$13.6	$7.3	$(19.3)	$18.7
Depreciation and Amortization	$17.9	$8.2	$1.5	$0.4	$28.0
Other, Net Income	$-	$-	$-	$1.2	$1.2
EBITDA					$47.9
Deferred Compensation	$-	$-	$-	$(0.4)	$(0.4)
Environmental Remediation	$-	$-	$-	$0.2	$0.2
Adjusted EBITDA	$35.0	$21.8	$8.8	$(17.9)	$47.7

	Six Months Ended June 30, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$42.3	$25.2	$10.8	$(32.0)	$46.3
Depreciation and Amortization	$40.6	$16.4	$2.9	$0.6	$60.5
Other, Net Income	$-	$-	$-	$1.8	$1.8
EBITDA					$108.6
Deferred Compensation	$-	$-	$-	$(0.5)	$(0.5)
Environmental Remediation	$-	$-	$-	$0.8	$0.8
Adjusted EBITDA	$82.9	$41.6	$13.7	$(29.3)	$108.9

	Six Months Ended June 30, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$43.1	$22.0	$11.6	$(37.9)	$38.8
Depreciation and Amortization	$35.5	$16.2	$3.0	$0.9	$55.6
Other, Net Income	$-	$-	$-	$3.6	$3.6
EBITDA					$98.0
Deferred Compensation	$-	$-	$-	$(0.9)	$(0.9)
Environmental Remediation	$-	$-	$-	$1.8	$1.8
Adjusted EBITDA	$78.6	$38.2	$14.6	$(32.5)	$98.9